EXHIBIT 99(b)


FOR IMMEDIATE RELEASE                  Contact:     Kiera Reilly
                                                    n-Vision
                                                    (703) 506-8808 ext. 3002
                                                    kiera@nvis.com

   n-Vision Announces Merger Agreement with Advanced Technology Systems, Inc.
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MCLEAN, Virginia, October 15, 1999 - n-Vision, Inc. (OTCBB: NVSN, NVSNW) (the
"Company"), a premier manufacturer of 3D immersive display systems for advanced visualization and virtual reality applications, today announced that it has signed a definitive agreement to merge with a subsidiary of Advanced Technology Systems, Inc. ("ATS"). ATS, which is headquartered in McLean, Virginia, provides innovative systems engineering and software development solutions to government and commercial clients worldwide.

The transaction is structured as a merger in which a newly-formed subsidiary of ATS will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of ATS. Pursuant to the merger, each stockholder of the Company will receive $0.50 in cash per share of n-Vision common stock. The transaction is subject to customary conditions including approval by the Company's stockholders. The transaction is expected to close in the fourth quarter of the Company's 1999 fiscal year.

R P Financial, L.C. an independent financial advisor retained by the Company, has rendered its opinion to the Board of Directors and a Special Committee of the Board of Directors that the consideration to be paid in the merger is fair to the stockholders of the Company from a financial point of view. The Company anticipates holding a special meeting of stockholders during the fourth quarter of 1999 to seek stockholder approval of this transaction.

Headquartered in McLean, Virginia, n-Vision, Inc. designs and manufactures high performance, commercially available, 3D immersive display systems for advanced visualization and virtual reality applications. The Company offers a versatile product line, logical upgrade paths for current systems, and customization services. Located on the World Wide Web at http://www.nvis.com, n-Vision common stock and warrants are publicly traded on the OTCBB under the symbols NVSN and NVSNW, respectively.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. Although the Company has used its best efforts to be accurate in making these forward-looking statements, it is possible that the assumptions made by management may not materialize. In addition to these factors, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the company's industry and general economy; competitive factors; ability to attract and retain customers; ability to attract and retain personnel, including key management personnel; maintenance of the Company's SEC reports; including but not limited to its annual report on Form 10-KSB, and its quarterly reports on Forms 10-QSB. n-Vision is a registered trademark of n-Vision, Inc.